Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm in this Registration Statement on Form S-3 (including any amendments thereto) for BKV Corporation, or the Registration Statement, and to the use and inclusion of our reports, dated December 18, 2024 and January 10, 2025 with respect to the estimates of proved reserves and future net revenues from those reserves and their present value for the year ended December 31, 2024 in the Registration Statement. We further consent to the reference to our firm as experts in this Registration Statement, including the Prospectus included in the Registration Statement.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F-1580

Denver, Colorado

December 23, 2025